Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick Executive Vice President (847) 382-1000	Catherine E. Lawler Investor Relations (847) 671-1177

CTI Industries Corporation Reports
2007 Financial Results

FOR IMMEDIATE RELEASE
March 31, 2008

BARRINGTON, IL, March 31, 2008 -- CTI Industries Corporation (NASDAQ Capital Market), a manufacturer and marketer of novelty balloons, printed and laminated films and flexible packaging and storage products, today announced its full-year results of operations for 2007, as well as for the three months ended December 31, 2007.

Year End Results

For the year ended December 31, 2007, consolidated net sales totaled $36,510,000 compared to consolidated net sales of $35,428,000 for the year ended December 31, 2006, an increase of 3%. For the year, CTI achieved net income of $82,000 or $0.03 per share (basic and diluted). During the year ended December 31, 2006, CTI had net income of $1,895,000 or $0.91 per share (basic) and $0.85 per share (diluted). CTI’s net income for 2006 included net income before taxes of $1,122,000 and an income tax benefit of $774,000. Absent the income tax benefit, CTI’s earnings per share for 2006 were $0.54 (basic) and $0.50 (diluted).

Fourth Quarter Results

Consolidated net sales for the fourth quarter of 2007 were $10,299,000 compared to consolidated net sales of $9,672,000 for the fourth quarter of 2006, an increase of 6.5%. CTI had net income of $125,000 or $0.05 per share (basic and diluted) for the fourth quarter of 2007 compared to net income of $1,154,000 or $0.54 per share (basic) and $0.49 per share (diluted) for the fourth quarter of 2005. CTI’s income for the fourth quarter of 2006 included a tax benefit of $834,000. Absent the tax benefit, CTI’s earnings for the fourth quarter 2006 were $319,000.

Key Factors and Trends

During 2007, CTI experienced a modest increase in revenues of 3% over 2006 revenues. During 2007, sales of pouches increased by $1,900,000, an increase of 60% over 2006 levels. These increased levels of pouch sales did not include revenues from CTI’s new supply arrangement made in January 2008. Revenues from the sale of novelty items and films in 2007 declined by about $850,000 from 2006 levels, or about 2.6%.

Gross margins declined from 25.1% in 2006 to 23.8% in 2007. This decline was the result of (i) changes in the mix of products sold, (ii) increases in the costs of raw materials, (iii) increases in direct labor rates and (iv) production costs associated with the set-up, testing and initial production of pouch production lines.

Gross margin rates and net income were affected by production costs incurred by the Company during 2007 related to the set-up, testing and initial production of pouch production lines. We estimate that the total of such expenses during the year was approximately $1,709,000 of which $1,121,000 was capitalized.

CTI Industries Corporation, based in suburban Chicago, designs, develops, produces and markets a line of novelty balloon products, laminated and printed films for packaging applications and flexible packaging and storage products.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

- FINANCIAL HIGHLIGHTS FOLLOW -

CTI Industries Corporation and Subsidiaries Consolidated Statements of Operations

	Year ended December 31,		Three months ended December 31,
	2007	2006	2007	2006

Net sales	$36,509,710	$35,428,155	$10,299,283	$9,672,264
Cost of sales	27,825,493	26,531,045	7,879,631	7,178,443
Gross profit	8,684,217	8,897,110	2,419,652	2,493,821

Operating expenses:
General and administrative	5,211,470	4,554,324	1,288,897	1,228,787
Selling	753,571	847,244	161,277	222,912
Advertising and marketing	1,474,289	1,200,782	461,428	354,551
Loss on sale of assets	-	144,936	-	2,959
Other (income)	-	(471,802)	-	(11,507)
Asset Impairment Loss	-	-
Total operating expenses	7,439,330	6,275,484	1,911,602	1,797,702
Income from operations	1,244,887	2,621,626	508,050	696,119

Other income (expense):
Interest expense	(1,285,964)	(1,690,825)	(309,637)	(414,311)
Other	173,510	191,270	8,028	36,888
Total other expense	(1,112,454)	(1,499,555)	(301,609)	(377,423)

Income before income taxes and minority interest	132,433	1,122,071	206,441	318,696

Income tax expense (benefit)	50,673	(774,195)	81,726	(833,525)
Income before minority interest	81,760	1,896,266	124,715	1,152,221
Minority interest in (loss) income of subsidiary	(138)	1,517	(35)	(1,597)

Net income	$81,898	$1,894,749	$124,750	$1,153,818

Income applicable to common shares	$81,898	$1,894,749	$124,750	$1,153,818

Basic income per common share	$0.03	$0.91	$0.05	$0.54

Diluted income per common share	$0.03	$0.85	$0.05	$0.49
Weighted average number of shares and
equivalent shares of common stock outstanding:
Basic	2,346,126	2,087,145	2,555,580	2,134,462

Diluted	2,589,960	2,234,901	2,648,434	2,373,471